Exhibit 10.1

CERTAIN PROVISIONS AND TERMS ARE OMITTED AND MARKED WITH “[*]” AS THEY ARE BOTH NOT MATERIAL AND THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.
ETHANOL MARKETING AGREEMENT

THIS ETHANOL MARKETING AGREEMENT (this “Agreement”), dated as of April 16th, 2025 (the “Execution Date”), is entered into by and between Eco-Energy, LLC, a Tennessee limited liability company with its registered office at 6100 Tower Circle, Suite 500, Franklin, Tennessee 37067 (“Eco”), and Green Plains Trade Group LLC, a company, with its principal office located at 1811 Aksarben Drive, Omaha, Nebraska 68106 (“GPTG”).

RECITALS
A.    GPTG operates multiple ethanol production facilities with addresses and individual site specifics as set forth in Exhibit A (the “Plants”) with a combined production capability of over 800 million gallons per year of commercially marketable ethanol (the “Output”) and desires to enter into a marketing agreement for the Output.
B.    Eco is an ethanol marketer and is experienced in the marketing, selling and the transportation of ethanol, and is willing to purchase and market the entire Output of the Plants and to supply Railcars (if necessary) to be used in the transportation of the Output.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS AGREED BETWEEN THE PARTIES:
1.Exclusivity:
(a)GPTG shall sell exclusively to Eco, and Eco shall purchase from GPTG, the entire Output of fuel grade ethanol, or other ethanol specification as agreed to by the parties, during the Term (as defined in Section 21(a)), on the terms set forth in this Agreement.
(b)In the event GPTG sells any ethanol to any person other than as permitted herein, Eco shall have all rights and remedies available at law or otherwise, including, without limitation, offsetting amounts that would have been payable to Eco for such ethanol against amounts owed by Eco to GPTG.
(c)Eco may purchase and otherwise market and sell ethanol and other products for Eco’s own use or account, and Eco may also market and sell ethanol and other products of other persons (including affiliates or related parties of Eco) as well as provide services to other persons, on such terms and conditions as are determined by Eco from time to time.
2.Purchase and Sale:
(a)Eco shall use commercially reasonable efforts to solicit competitive market offers for the ethanol purchased from GPTG. Eco shall use reasonable efforts to optimize freight, fuel characteristics, including but not limited to carbon intensity and related carbon items, and other marketing tools to provide competitive market pricing for GPTG’s ethanol production. Eco’s efforts shall include working with current, developing, and emerging markets to provide favorable ethanol pricing back to GPTG when compared with market alternatives. When commercially reasonable, Eco shall assist GPTG in determining if offers are competitive with alternative markets by providing market insight as part of the purchase offers or contracts.

(b)Eco shall use its commercially reasonable efforts to, from time to time, submit purchase orders or purchase contracts similar to Exhibit B (each, a “Purchase Order”) to GPTG for purchases of ethanol produced at the Plants, all upon and subject to the terms and conditions of this Agreement. Eco may place a Purchase Order with GPTG orally (if immediately followed by electronic communication (such as IM), by email or by a written Purchase Order in a form mutually acceptable to GPTG and Eco. The terms of any Purchase Order shall specify a purchase price F.O.B. the Plant (the “Purchase Price”) and shall specify the method of transport of the ethanol (i.e., via truck, rail or some combination thereof) and include a request for the sale and delivery of ethanol on a one-time basis or on a daily, weekly, monthly or other periodic basis. Any Purchase Order may be cancelled by Eco at any time, prior to the earlier of: (i) the time at which such Purchase Order becomes an Accepted Purchase Order (as that term is defined in Section 2(c) below) or (ii) prior to the time that GPTG has entered into a legally binding commitment based upon the Purchase Order.
(c)GPTG may accept or reject each Purchase Order in whole but not in part. GPTG shall notify Eco of GPTG’s acceptance or rejection of each particular Purchase Order within the time period specified in such Purchase Order, or if no time period is specified in such Purchase Order, within twenty-four (24) hours of GPTG’s receipt of such Purchase Order (in either case, the “Acceptance Period), and if GPTG fails to notify Eco within the Acceptance Period, GPTG shall be deemed to have rejected such Purchase Order. GPTG may accept or reject any Purchase Order orally (if immediately followed by electronic communication (such as IM), by e-mail or by written notice, provided, however, that Eco reserves the right to require GPTG to accept or reject any particular Purchase Order or Purchase Orders only in writing. Any Purchase Order that is accepted by GPTG is referred to in this Agreement as an “Accepted Purchase Order” and is binding on both parties and becomes incorporated into this Agreement. Thus, each Accepted Purchase Order becomes assimilated into this Agreement for purposes of determining the parties’ rights, duties, and/or liabilities. Notwithstanding any other term or condition of this Agreement or any Accepted Purchase Order, in the event of any inconsistency between the terms and conditions of this Agreement and any Accepted Purchase Order, this Agreement shall govern unless such Accepted Purchase Order expressly states its intent to supersede this Agreement and is in writing and signed by both Eco and GPTG. Eco shall summarize the terms of the Accepted Purchase Order in the form of a Purchase Contract (“Purchase Contract”).
(d)Each party shall designate one or more persons (each a “Representative”) who shall be authorized and directed to deal with the other party hereunder and to make all sales decisions on behalf of such party. All directions, transactions and authorizations given by such Representative(s) whether orally, electronically (including, without limitation, by email), by facsimile or in writing shall be binding upon the party that appointed the Representative. Both parties shall be entitled to rely on the authorization of the other party’s Representative(s) until it receives written notification from the other party that such authorization has been revoked and the name and contact information of the replacement representative(s).
(e)Notwithstanding anything contained in this Agreement to the contrary, if any portion of the Output is sold as fuel ethanol or another transportation fuel as identified in Section 45Z(d)(5) of Title 26 of the U.S. Code of Regulations, Eco is obligated to verify the volume is to be used by the end user buyer in the production of a fuel mixture, as a fuel in a trade or business, or sold at retail to another person and placed in the fuel tank for such person. Further, to remove any doubt, Eco is responsible for ensuring the sale meets the “qualified sale” requirements under Section 45Z and that the end user buyer does not resell or distribute any volume identified under Section 45Z(d)(5) of Title 26 of the U.S. Code of Regulations in bulk or use the volume as a primary feedstock to produce SAF or any other fuel that is eligible for U.S. federal tax credits. Additionally, if Section 45Z(d)(5) of Title 26 of the U.S. Code of Regulations is interpreted to require the producer (i.e., GPTG) to transact directly with the end user buyer to comply with the regulation, the parties will work together to amend this Section 2 to ensure regulatory compliance for the sale of such volume while keeping all other terms and conditions of this Agreement intact.

3.Railcar Lease & Fleet Management.
(a)Eco and GPTG will work together to determine the number of railcars needed by GPTG pursuant to this Agreement, which amount shall be agreed upon by each of Eco and GPTG. If additional railcars are determined to be necessary, Eco shall provide such railcars to GPTG at a market price and the parties will enter into a separate lease agreement specifying the number of railcars, lease term, fees, maintenance/repair responsibilities, etc. At any time during the Term, if it is determined by the parties that GPTG has more railcars than necessary in its overall fleet, Eco shall assist GPTG in subletting and/or developing a mitigation strategy to reduce the expenses related to the excess railcars.
(b)As part of its obligations under this Agreement, Eco will manage the entire railcar fleet assigned to each of the Plants by managing the movements to/from customer delivery locations, repair/maintenance shops, and/or storage locations. To ensure the efficient movement of each Plant’s railcar fleet, Eco will coordinate with applicable railroads, government regulators, delivery terminals and end users. Eco will also regularly communicate with GPTG on all aspects of the management of each Plants railcar fleet. Any costs attributed to the maintenance/repair of the Plants railcars, fines arising from loading violations, and/or other ancillary fees paid by Eco related to the Plants railcar fleet will be passed back to GPTG. Similarly, any demurrage charges collected by Eco on sales made on behalf of GPTG will be passed back to GPTG after Eco receives payment. Both parties acknowledge that GPTG has an existing railcar fleet, Eco shall mange the existing railcar fleet in the same manner as railcars provided by Eco.
4.Purchase Price and Fees:
(a)The amount payable by Eco to GPTG for ethanol that is purchased by Eco pursuant to this Agreement shall be the Purchase Price set forth in the applicable Accepted Purchase Order (the “Ethanol Fee”).
(b)The amount Payable by GPTG to Eco for services to be provided by Eco under this Agreement (the “Marketing Fee”) shall be equal to $[*] per gallon of ethanol.
(c)The per gallon Marketing Fee specified in Section 4(b) was devised based on the calendar year, annual Output exceeding 800 million gallons. The Parties agree that if during the Term for any reason (e.g., facility divesture, production idling, etc.) the annual volume marketed by Eco is reduced the Marketing Fee will be adjusted as follows:
(i)750,000,000–799,999,999 gallons    $[*] per shipped gallon;
(ii)700,000,000–749,999,999 gallons    $[*] per shipped gallon;
(iii)650,000,000–699,999,999 gallons    $[*] per shipped gallon;
(iv)600,000,000–649,999,999 gallons    $[*] per shipped gallon;
(v)550,000,000–599,999,999 gallons    $[*] per shipped gallon;
(vi)500,000,000–549,999,999 gallons    $[*] per shipped gallon;
(vii)450,000,000–499,999,999 gallons    $[*] per shipped gallon;
(viii)Under 449,999,999 gallons         $[*] per shipped gallon;

(d)For purposes of clarity, the Marketing Fee specified in Section 4(b) (i.e., $[*]) will be utilized for all invoicing intra-year. The total marketed volume will be calculated by Eco at the conclusion of each Term calendar year and, if applicable, a true up payment invoiced. For calendar year 2025, a pro rata percentage calculation will be made by calculating the number of days between the start of the Term and December 31, 2025, and then dividing this number by 365, minus 2.75% (to reflect the anticipated seasonal maintenance scheduled for 2025). As an example of the pro rata calculation is as follows: If the term were to begin on April 1st, 2025, the pro rata adjustment to the volumes will be 72.32% (274/365 = 75.07% - 2.75%).
5.Payment:
(a)Subject to the term and conditions set forth in this Agreement, upon the generation of bill of lading and Eco’s receipt from GPTG of a certificate of analysis, Eco will pay to GPTG by wire transfer each Thursday for all shipments made the previous week (Monday- Sunday).
(b)Eco shall deliver to GPTG a bill of lading that identifies the ethanol for which payment is being made, the Purchase Contract that is the subject of the payment, the Purchase Price, and the final amount being paid.
(c)Subject to the term and conditions set forth in this Agreement, upon GPTG’s receipt from Eco of an invoice, GPTG will pay to Eco by wire transfer within five (5) days of receipt of the invoice, as reflected in the invoice:
(i)the Marketing Fee; and
(ii)the Lease Fee (if applicable).
(d)Eco will negotiate all freight fees regarding the shipment of ethanol from the Plants. Eco will be responsible for remitting payment directly to all truck and rail carriers for all outbound shipments.
6.Renewable Identification Numbers: GPTG shall accurately and timely assign Renewable Identification Numbers (singly, a “RIN” and, collectively, “RINs”) for all ethanol delivered hereunder with the equivalency value of 1.0 for corn ethanol. Both parties agree and understand that, from time to time, GPTG may assign or request the assignment of up to 2.5 RINs per gallon of ethanol sold. In any case, such RINs shall comply with the rules and regulations promulgated by the Environmental Protection Agency pursuant to the Renewable Fuels Standard (as it may hereafter be amended, restated or modified). Simultaneously with the transfer of title to any ethanol from GPTG to Eco hereunder (on invoice), GPTG shall accurately assign and transfer the RIN or RINs for such ethanol to Eco. Alternatively, if it is later determined feasible, GPTG shall permit Eco to generate, assign, transfer and, if necessary, retire the RIN or RINs for such ethanol, acting as an Agent on behalf of GPTG, including, without limitation, the creation and delivery of all necessary product transfer documents as required under applicable federal laws and regulations through the EPA EMTS. For clarity, Eco will generate RINs on behalf of GPTGs affiliated plants and facilitate transfer from affiliated plant to GPTG to Eco. Upon request, Eco shall provide GPTG with a transaction summary of all quarterly transactions; however, GPTG shall remain responsible and accountable for the correct report submission of such required reports to the EPA. Additionally, the parties will work together to develop a procedure consistent with the appliable rules and regulations promulgated by the Environmental Protection Agency for (i) the sale of domestic and export transactions where a RIN is not generated, (ii) the monetization of excess RINS not required to be transferred on product sale, (iii) and the monetization of cellulosic, advanced, and standard D6 RINs.
7.Production and Loading Reports and Schedules:
(a)GPTG shall provide to Eco production forecasts, as well as daily inventory balances for each of the Plants. The aforementioned information should include at a minimum the following:

(i)quarterly production schedules that accurately specify to the greatest extent possible the ethanol production schedule for each facility for the following six calendar months; and
(ii)a daily status report by 1000 A.M. (CST), or a time mutually agreed upon by the parties, that provides:
(1)estimates of the day’s ethanol inventory, prior day’s production, that day’s production schedule and the estimated production for the succeeding day for each of the Plants;
(2)the estimated volume of ethanol then stored at each of the Plants;
(3)the estimated number of Railcars at each Plant on such day that have not yet left the facility and are:
a.empty; or
b.loaded with ethanol; and
(4)such other increased or changed information as the parties may agree.
(b)Eco shall schedule the loading and shipment of all ethanol at the Plants, and shall provide to GPTG no later than 3 p.m. on Wednesday of each week during the term of this Agreement:
(i)a loading schedule for each of the Plants for the following week specifying the total loads to be shipped for the week, loads to be shipped for each Accepted Purchase Order, quantities of ethanol to be removed from each Plant each day and the method of transportation from the Plants (i.e., by truck or rail); and
(ii)rolling monthly estimates for the following month specifying the total loads to be shipped for the month, loads to be shipped for each Accepted Purchase Order, quantities of ethanol to be removed from the Plants each day, and method of transportation from the Plants (i.e. by truck or rail).
(c)On Monday and Wednesday of each week, Eco shall notify GPTG of the then current estimate of the dates and times that railcars and trucks that Eco has scheduled to arrive at each facility to take delivery of the Plants ethanol.
(d)No later than 5 p.m. each Friday (or such other day and time as Eco and GPTG mutually agree) and such other times as GPTG may reasonably request, Eco shall deliver a report listing each outstanding Accepted Purchase Order, which shall include:
(i)the Accepted Purchase Order number;
(ii)the amount of ethanol of such Accepted Purchase Order previously filled and the dates on which such portion or portions were filled and the remaining volumes of ethanol to be delivered in connection such Accepted Purchase Order; and
(iii)the scheduled delivery dates for each outstanding Accepted Purchase Order.

(e)Eco and GPTG shall cooperate in coordinating production and loading schedules, including by promptly notifying the other of any changes in any production or loading reports or schedules delivered hereunder; provided, however, that Eco shall be entitled to act and rely upon the production forecasts provided to Eco by GPTG as described in Section 7 of this Agreement.
(f)No later than the fifth day of each calendar month during the Term, GPTG shall provide Eco a report specifying the number of gallons of ethanol produced by the Plant(s) in the immediately preceding calendar month.
(g)In order to assist GPTG with analyzing the market and market opportunities, from time to time, as reasonably requested by GPTG, Eco shall deliver to GPTG a market insight report that provides indication key marked drivers, stocks and production reports. Eco agrees to make generally available to GPTG all market insight, analysis and recommendations it derives from its involvement with and knowledge of ethanol production, supplies, trading and logistics.
(h)Eco assumes responsibility for logistics, railcar, and truck schedule management through a combination of the above activities partnered with active analysis of railcar fleet traces and projections of turn times, car movements, etc.
8.Delivery, Storage, Loading, Title:
(a)The place of delivery by GPTG and pick-up by Eco for all ethanol purchased by Eco under this Agreement shall be F.O.B. the loading flange at the truck/rail load out of each of the Plants. GPTG shall grant and allow Eco and its agents (including, without limitation, all truck and rail carriers) reasonable access to the Plants in the manner and at the times requested by Eco in order to allow Eco to take delivery of ethanol in accordance with the loading schedules provided by Eco pursuant to Section 7.
(b)GPTG shall confirm, no later than the next day, meter or weight certificates, bills of lading and certificates of quality analysis for the previous day’s deliveries of ethanol to Eco.
(c)Eco shall arrange for all trucks and rail cars as needed to take delivery of all ethanol. Eco shall use its commercially reasonable efforts to manage the arrival of trucks and rail cars to be at each Plant for pick-up of ethanol in accordance with Eco’s loading schedules as provided to GPTG pursuant to Section 7, or as otherwise mutually agreed by Eco and GPTG.
(d)GPTG shall provide and supply, without charge to Eco, all facilities, equipment and labor necessary to load the ethanol into trucks and rail cars (as applicable) at the Plants. GPTG shall maintain all loading facilities and equipment at the Plants in accordance with industry standards and in good and safe operating condition and repair, subject to ordinary wear and tear. Without limiting the preceding sentence, GPTG shall ensure (i) all trucks and rail cars shall be loaded to their full legal or railroad allowable capacity (except as otherwise requested by Eco), and (ii) all trucks and rail cars shall be loaded as quickly as is reasonably possible. GPTG will not pay demurrage charges for instances where truck loading is delayed due to multiple trucks arriving for loadout within the same general timeframe. In the event foreign matter or a foreign substance is discovered in any load of ethanol delivered hereunder, GPTG shall take all action (at its cost and expense) to cooperate with Eco to determine such foreign matter or foreign substance and its content. GPTG shall handle all ethanol during the loading process in a good and workmanlike manner and in accordance with Eco’s reasonable requirements and customary industry practices.
(e)Subject to Sections 10(b) and 11, title and risk of loss for ethanol shall pass from GPTG to Eco after the loading of the ethanol into trucks and rail cars at the loading flange at each of the Plants and the transportation vehicle. Parties acknowledge that title transfer may change, dependent upon requirements for 45Z “qualified sale” referenced in 2(e).

(f)GPTG shall provide storage space at each of the Plants. Specifically, GPTG shall provide tank and railcar storage at each Plant consistent with that provided in Exhibit A. The storage space shall be continuously available for Eco’s use for storage of GPTG’s ethanol, without charge to Eco.
9.Quantity of Ethanol; Production:
(a)The quantity of ethanol delivered to Eco under this Agreement and loaded by truck and rail shall be definitively established by outbound meter and weight certificates obtained from meters and scales of GPTG that are properly certified as of the time of loading in accordance with any requirements imposed by any governmental or regulatory authorities and that otherwise comply in all material respects with all reasonable commercial standards and applicable laws, rules and regulations. GPTG agrees to maintain at each Plant, in good and safe operating condition and repair and in accordance with all material respects with all applicable laws, rules and regulations, truck scales or metered pumps suitable for weighing/measuring ethanol. All reasonable costs and expenses incurred in connection with obtaining such certificates, and maintaining such truck weights, shall be borne by GPTG.
(b)If GPTG determines to expand the capacity of any Plant beyond its current Annual Production Capacity, GPTG shall give Eco written notice of such expansion and of the estimated monthly production of ethanol at the Plant after such expansion, as soon as reasonably possible. Eco shall purchase all of the additional ethanol to be produced, under the same terms as this Agreement, as a result of such expansion.
10.Quality of Ethanol:
(a)All ethanol sold to Eco hereunder shall meet all of the following specifications (the “Specifications”): (i) it shall be fuel grade, of consistent quality and composition, (ii) it shall meet the minimum quality standards set forth in Exhibit C (or any other grade or specification mutually agreed upon by the parties), (iii) it shall be of merchantable quality, stable and unadulterated, (iv) it shall be suitable for lawful introduction into commerce under the laws of the United States of America and any other nation to which the ethanol is shipped, and (v) it shall not change composition during or after loading.
(b)Notwithstanding any other term or condition of this Agreement, GPTG agrees and acknowledges that it will be solely responsible for the quality of the ethanol produced at the Plant while it is within GPTG’s control.
11.Rejection of Ethanol by Eco: Eco may reject, before or after delivery to Eco, any ethanol that fails to conform to or satisfy the requirements of Section 10. Eco shall provide GPTG written notice within forty-eight (48) hours of it receiving verification that any GPTG produced ethanol is being rejected under Section 10.
If any ethanol is properly rejected by Eco (the “Rejected Ethanol”), Eco will, in its discretion:
(a)Offer GPTG a reasonable opportunity to examine and take possession of the Rejected Ethanol, at GPTG’s cost and expense, if Eco reasonably determines that the condition of the Rejected Ethanol permits such examination and delivery prior to disposal;
(b)Dispose of the Rejected Ethanol in the manner as directed by GPTG, and at GPTG’s cost and expense, subject to the requirements of applicable laws, rules and regulations and any third-party rights; or

(c)If Eco has no reasonably available means of disposing of the Rejected Ethanol, and if GPTG fails to direct Eco to dispose of the Rejected Ethanol or directs Eco to dispose of the Rejected Ethanol in a manner inconsistent with applicable laws, rules or regulations or any third-party rights, then Eco may return the Rejected Ethanol to GPTG, at GPTG’s cost and expense.
Eco’s obligation with respect to any Rejected Ethanol shall be fulfilled upon GPTG taking possession of the Rejected Ethanol, the disposal of the Rejected Ethanol or the return of the Rejected Ethanol to GPTG, as the case may be, in accordance with subparagraphs (a), (b) or (c) above.
GPTG shall reimburse Eco for all costs and expenses incurred by Eco for storing, transporting, returning, disposing of or otherwise handling Rejected Ethanol, and Eco shall provide GPTG with reasonable substantiating documentation for all such costs and expenses. GPTG shall also refund any amounts paid by Eco to GPTG for Rejected Ethanol within ten (10) days of the date of GPTG’s receipt of Eco’s written notice of the rejection. Eco shall have no obligation to pay GPTG for Rejected Ethanol, and after written approval from GPTG, Eco may deduct from payments otherwise due from Eco to GPTG under this Agreement the amount of any reimbursable costs or any required refund by GPTG as described above.
If any ethanol is rejected following the transfer of title and risk of loss to Eco under Section 8(e), title and risk of loss to the Rejected Ethanol shall automatically revert to GPTG effective upon the rejection of the ethanol.
12.Testing and Samples: If GPTG knows or has reason to believe that any ethanol sold hereunder does not conform to or satisfy the requirements of Section 10 or may be subject to rejection under Section 11, GPTG shall promptly notify Eco so that such ethanol can be tested before entering the stream of commerce. If Eco knows or has reason to believe that any ethanol does not conform to or satisfy the requirements of Section 10 or may be subject to rejection under Section 11, then Eco may obtain independent laboratory tests of such ethanol. If a test is initiated by Eco pursuant to the preceding sentence and the ethanol is tested and found to comply with Section 10 and to not be subject to rejection, then Eco shall be responsible for the costs of testing such ethanol. GPTG shall be responsible for all testing costs in all other circumstances.
GPTG will take an origin sample of ethanol representative of every truck and rail car loaded at the Plants, using sampling methodology that is consistent with industry standards. GPTG will label the samples to indicate the date of testing and keep records identifying specific units that were loaded from such sample. The samples and identifying records will be retained by GPTG for sixty (60) days. Testing of sulfate levels shall be done on all ethanol produced at the Plants.
Upon written request of Eco, GPTG shall deliver to Eco a composite analysis of all ethanol produced at the Plants on a monthly basis, and also at such other times and for such production periods as are reasonably requested by Eco from time to time. The composite analysis shall be in a format reasonably acceptable to Eco and GPTG.
13.Other Expenses: GPTG shall be responsible for paying all sales taxes, fees and charges assessed or imposed by any governmental authority or industry organization with respect to the export, sale and delivery of ethanol to Eco as contemplated by this Agreement, including, without limitation, taxes, fees and charges for export, import, ad valorem, value added, assessment, sales, inspection or otherwise. GPTG shall also be responsible for paying any and all local, state and federal tax liabilities. If any such taxes, fees and charges of GPTG are paid by Eco, GPTG shall promptly reimburse Eco for such fees and charges or Eco shall have a right to offset such taxes, fees and charges against amounts determined to be owed to Eco by GPTG. Eco shall be responsible for any and all taxes or fees directly attributable to it after title transfer.
14.Duties of GPTG: GPTG agrees as follows:
(a)GPTG shall cooperate with Eco in the performance of the services to be provided by Eco under this Agreement in a commercially reasonable manner, including by providing Eco, in a timely manner, any records or information that Eco may reasonably request from time to time as part of Eco’s marketing of ethanol.
(b)GPTG shall use commercially reasonable efforts to (i) operate the Plants for the production of ethanol in compliance with this Agreement, and (ii) maintain the Plants in good and safe operating repair and condition, subject to ordinary wear and tear. Subject to Section 4(c) of this Agreement, nothing herein shall be deemed to require GPTG to produce any minimum amount of ethanol other than any volume subject to any Accepted Purchase Order(s).
(c)GPTG shall promptly notify and advise Eco of any laws, rules, regulations, court orders, requirements and standards, taxes, fees or charges of any governmental authority or industry organization (or any changes thereof) which could materially impact the ethanol sold hereunder or the sale or resale thereof, or any other transactions contemplated by this Agreement.
(d)GPTG shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations that are applicable to GPTG’s duties and obligations under this Agreement.
(e)GPTG shall advise Eco of any problems that come to its attention with respect to any ethanol sold hereunder.
(f)GPTG shall advise Eco of any matter regarding any ethanol sold hereunder that raises an issue of compliance of such ethanol with applicable governmental laws, rules or regulations or industry standards known to GPTG.
(g)GPTG shall use commercially reasonable efforts to obtain and continuously maintain in effect any and all material governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for GPTG to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol sold hereunder as contemplated herein.
(h)All ethanol shall be delivered and sold to Eco by GPTG free and clear of all liens, restrictions on transferability, reservations, security interests, financing statements, licenses, mortgages, tax liens, charges, contracts of sale, mechanics’ and statutory liens and all other liens, claims, demands, restrictions and encumbrances whatsoever (collectively, “Encumbrances”).
(i)GPTG will establish and maintain at all times true and accurate books, records, documents, contracts, accounts and electronic data in accordance with generally accepted accounting principles (GAAP) applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.
15.Duties of Eco: Eco agrees as follows:

(a)Eco shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations that are applicable to its performance under this Agreement.
(b)Eco shall be responsible for Eco’s relationship and dealings with all third-party purchasers of ethanol from Eco, including with respect to and for billing, collections and account servicing and management, and, except as provided in Section 5(a), Eco shall bear all credit and collection risk with respect to Eco’s sales of ethanol to third parties.
(c)Eco shall promptly advise GPTG of any matter regarding any ethanol sold hereunder that comes to the attention of Eco and that raises an issue of compliance of such ethanol with applicable governmental laws, rules, regulations or industry standards.
(d)Eco will establish and maintain at all times true and accurate books, records, documents, contracts, accounts and electronic data in accordance with generally accepted accounting principles (GAAP) applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.
(e)Eco shall promptly notify and advise GPTG of any laws, rules, regulations, court orders, requirements and standards, taxes, fees or charges of any governmental authority or industry organization (or any changes thereof) which could in any way impact the ethanol bought hereunder or the purchase or resale thereof, or any other transactions contemplated by this Agreement.
(f)Eco shall use commercially reasonable efforts to obtain and continuously maintain in effect any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for Eco to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol sold hereunder as contemplated herein.
(g)During normal business hours, each party shall have the right to audit such books, records, documents, contracts, accounts and electronic data as it relates specifically to GPTG’S fuel grade ethanol purchases hereunder or any other transactions or duties undertaken by such party pursuant to this Agreement, provided such right to audit shall be limited to two (2) calendar years following the completion of any sale or other transaction associated with this Agreement. Subject to the above, each party shall have the right to have their own internal auditing department or a third-Party auditor, who will be a member of a national U.S. certified public accounting firm, audit on such Party’s behalf the relevant accounts, books and records of the other Party, to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement.
(h)Eco shall be responsible for filing all excise and motor fuel taxes in each U.S. state, Canadian province or country of export where the Output is delivered.
(i)Eco understands that GPTG desires to simplify and to the greatest extent possible, eliminate back-office activities as between it and its affiliate ethanol plants. To that end and notwithstanding any provision herein, Eco administrative responsibilities shall include the following: (i) all accounts receivable functions (e.g., invoicing, collections, credit analysis and credit risk) regarding the sale of GPTG ethanol to sales counterparties, (ii) invoicing to GPTG for all purchased ethanol under this Agreement, (iii) daily RIN generation and RIN transfers via EMTS, (iv) daily verification of RIN approvals, (v) daily management of RIN transactions, (vi) quarterly and annual RIN reporting assistance, (vii) low carbon credit transfers to applicable regulatory agencies, (viii) tracking of inventory or available product to ship against various renewable fuel pathways (ix)

payment submittal for all freight applicable to purchased product under this Agreement, and (x) monthly freight true-up process for applicable GPTG.
16.Representations and Warranties of GPTG: GPTG represents and warrants to Eco as follows:
(a)GPTG is duly organized, validly existing and in good standing under the laws of the state in which GPTG was organized, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.
(b)This Agreement has been duly authorized, executed and delivered by GPTG, and constitutes the legal, valid and binding obligation of GPTG, enforceable against GPTG in accordance with its terms. GPTG has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of GPTG have been taken to authorize the execution, delivery and performance of this Agreement.
(c)The execution and performance of this Agreement does not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of GPTG or of any agreement, document or instrument to which GPTG is a party or by which GPTG or any of its assets or properties are bound.
(d)There is no civil or criminal action or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of GPTG, threatened, against GPTG that may have a material adverse effect upon the transactions contemplated by this Agreement or GPTG’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.
(e)GPTG shall have good and marketable title to all ethanol to be delivered hereunder, free and clear of all Encumbrances.
(f)GPTG is now in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to GPTG or its business or assets. The definition of Laws set forth above includes, without limitation, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof and all other laws related to the protection of the environment (“Environmental Laws”).
(g)GPTG has not withheld from Eco any material facts relating to GPTG’s ethanol production capabilities, and/or relating to the business operations of GPTG. Further, no representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact.
(h)As of the date of this Agreement, GPTG has, and will at all times during the Term continuously maintain in effect, any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for GPTG to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol sold hereunder as contemplated herein.
(i)Throughout the Term, GPTG will have the technical capability to produce the quality of ethanol required under this Agreement.

17.Representations and Warranties of Eco: Eco represents and warrants to GPTG as follows:
(a)Eco is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.
(b)This Agreement has been duly authorized, executed and delivered by Eco, and constitutes the legal, valid and binding obligation of Eco, enforceable against Eco in accordance with its terms. Eco has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of Eco have been taken to authorize the execution, delivery and performance of this Agreement.
(c)The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of Eco or of any agreement, document or instrument to which Eco is a party or by which Eco or any of its assets or properties are bound.
(d)There is no civil or criminal action or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of Eco, threatened, against Eco that may have a material adverse effect upon the transactions contemplated by this Agreement or Eco’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.
(e)Eco is now in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to Eco or its business or assets. The definition of Laws set forth above includes, without limitation, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof and all other laws related to the protection of the environment (“Environmental Laws”).
(f)Eco has not withheld from GPTG any material facts relating to Eco’s ethanol marketing capabilities, and/or relating to the business operations of Eco. Further, no representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact.
(g)As of the date of this Agreement, Eco has, and will at all times during the Term continuously maintain in effect, any and all governmental and other consents, approvals, authorizations, registrations, licenses and permits that are necessary or appropriate for Eco to fully and timely perform all of its duties and obligations under this Agreement, including, without limitation, all licenses, permits and other approvals that are necessary or appropriate to market and sell the ethanol sold hereunder as contemplated herein.
(h)Throughout the Term, Eco will have the technical capability to market the quantity of ethanol required under this Agreement.
18.Eco Limitations:
(a)Subject to Section 29, GPTG is responsible and liable for all non-deliveries of ethanol that it is contracted to supply to Eco hereunder. Without limiting the foregoing or GPTG’s obligations and liabilities hereunder, Eco, in conjunction with GPTG, shall reasonably assist in procuring ethanol from other suppliers to cover any such non-deliveries by GPTG; provided, however, GPTG will reimburse Eco for any losses, costs and expenses incurred by Eco relating thereto and GPTG shall remain responsible and liable for any additional expense related to any failure to supply ethanol by GPTG to Eco. Conversely, in the event such procurement activities result in a financial gain for Eco, those gains will be reimbursed to GPTG. In the event Eco procures product for GPTG, Eco is obligated to act in good faith and in the best interests of GPTG, and must keep GPTG informed of such procurement to the greatest extent possible.
    (b)    Eco shall reserve the right to refuse to do business with any party who it reasonably deems to be a credit or performance risk. At GPTG’s written request, Eco will offer guidance as to why any otherwise desirable counterparty has been deemed a credit risk unsuitable to do business with.    (c)    Upon any termination of this Agreement, both parties will be responsible to take all actions reasonably necessary to complete any valid and existing Purchase Contracts.
19.Confidentiality:
(a)During the Term and for a period of three (3) years thereafter, the parties agree, to the extent permitted by law, to preserve and protect the confidentiality and terms of this Agreement, and to not disclose any terms hereof unless required by a court of competent jurisdiction or as agreed to by the other party. Both parties recognize that applicable law may require the filing of this Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of this Agreement to affiliates, consultants or contractors performing work on, or related to, the subject matter of this Agreement. The parties agree to allow the submission of this Agreement to affiliates, consultants and contractors only if such affiliates, consultants and contractors agree to protect the confidentiality of this Agreement. In the event either party is of the opinion that applicable law requires it to file this Agreement with, or to disclose information related to this Agreement to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing promptly upon learning of such requirement and prior to the disclosure or filing of this Agreement and, notwithstanding any other provision of this Section 19, shall disclose only those portions of this Agreement required by law and shall use its best efforts to maintain the confidentiality of the remainder.
(b)In the event that GPTG is a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the “Act”), and GPTG determines that GPTG is required to publicly disclose this Agreement or any of the terms hereof pursuant to GPTG’s obligations under the Act, then GPTG shall (i) provide prompt written notice of such determination to Eco, (ii) use its best efforts to seek the maximum level of confidential treatment of this Agreement and its terms including, specifically, seeking confidential treatment of all financial information in this Agreement, and (iii) provide Eco the opportunity to review, comment on and approve (which approval shall not be unreasonably withheld or delayed) all correspondence to and from GPTG and the Securities Exchange Commission, including requests for confidential treatment.
20.Solicitation: During the Term, both Parties agree not to interfere with, solicit, disrupt or attempt to disrupt any relationships, contractual or otherwise, between either Parties customers, employees or vendors.
21.Term and Termination:
(a)The term of this Agreement shall commence on 00:00 a.m. (CST) on April 23rd, 2025 and shall continue for five (5) years (the “Term”). Upon the expiration of the Term, this Agreement will automatically renew for additional consecutive terms of two (2) years each unless either party hereto gives written notice to the other at least one hundred eighty (180) days prior to the end of the Term or the then current renewal term, in which case this Agreement shall terminate at the end of the Term or such then current renewal term. Notwithstanding any other provision of this Agreement, this Agreement may be terminated as follows:
(i)By GPTG in the event of a material breach of any of the terms hereof by Eco, by written notice (by certified mail, return receipt requested) specifying the breach, which notice shall be effective fifteen (15) days after it is given to Eco unless Eco cures the breach within such 15-day period, except for a breach of Section 5(a) for which notice shall not be required and Eco shall only have five (5) days to cure.
(ii)By Eco in the event of a material breach of any of the terms hereof by GPTG, by written notice (by certified mail, return receipt requested) specifying the breach, which notice shall be effective fifteen (15) days after it is given to GPTG unless GPTG cures the breach within such fifteen (15) day period.
(iii)By the mutual consent of both parties on such terms as the parties may agree.
(iv)By GPTG upon the occurrence of a Change of Control of GPTG. For purposes of this Section 21(a)(iv), “Change of Control” shall mean (A) the acquisition by any person, not affiliated with GPTG, of an aggregate of more than fifty percent (50%) of the shares of voting stock of GPTG, or its ultimate parent entity, outstanding immediately prior to the acquisition; or (B) any sale or liquidation of all or substantially all of the assets of the party (other than to a wholly-owned subsidiary of the party), or any merger, consolidation or reorganization in which the party is not the surviving entity or the sole owner of the surviving entity. If the Agreement is terminated by GPTG under this Change of Control provision, Eco will be entitled to an early termination payment per Section 31(b) of the Agreement. Eco is also obligated to work with GPTG, and/or the acquiring entity of GPTG, to ensure a successful transition of Eco’s responsibilities under the Agreement. For purposes of clarity, if a Change of Control occurs and this Agreement is not terminated by GPTG, and/or the acquiring entity of GPTG, Eco is not entitled to a termination payment under Section 31(b) of the Agreement.
(v)By either party immediately in the event that the other party is in a state of bankruptcy. For purposes hereof, a party is in a state of bankruptcy in the event a voluntary or involuntary proceeding is commenced with respect to such party under any applicable bankruptcy laws of any jurisdiction to which such party is subject, or otherwise, for arrangement, reorganization, dissolution, liquidation, settlement of claims or winding up of affairs and, if involuntary, such proceeding is consented to by such party or remains undismissed for more than sixty (60) days.
(vi)By written notice pursuant to the terms of Sections 29 or 31(d).
(b)The termination of this Agreement pursuant to the terms hereof shall not act as a waiver or release of any rights or remedies available at law, in equity or otherwise that may have accrued prior to such termination.
22.Licenses, Bonds, and Insurance: Each party represents that it now has and will maintain in full force and effect during the Term, at its sole cost, all necessary licenses, bonds and insurance, including general commercial insurance, in accordance with applicable laws and regulations. The commercial general liability insurance policy issued to GPTG shall (i) be with an insurance carrier reasonably acceptable to the other, (ii) name Eco as an additional insured, and (iii) provide for a minimum of thirty (30) days’ written notice to the Eco prior to any cancellation, termination, nonrenewal, amendment or other change of such insurance policy. GPTG shall provide reasonable proof of such insurance to Eco upon the reasonable request of Eco from time to time.
23.Limitation of Liability: Each party acknowledges and agrees that the other party does not make any guarantee, express or implied, to the other of profit, or any particular results from the transactions hereunder. In no event shall Eco be responsible for any loss or damages resulting from a mechanical, operational, accidental, or environmental event of any kind occurring prior to the ethanol being delivered into trucks and/or railcars.
24.Disclaimer: Except as otherwise required herein, the parties to this Agreement understand and agree that neither party makes any warranty to the other respecting legal or regulatory requirements and risks of the transactions contemplated hereby.
25.Indemnity:
(a)GPTG shall indemnify, defend and hold Eco (and its respective officers, directors, managers, members, shareholders, agents and representatives) harmless from claims, demands and causes of action asserted against Eco by any person (including, without limitation, employees of Eco) for personal injury or death, or for loss of or damage to property resulting from the willful misconduct or gross negligent acts or omissions of GPTG or any of its officers, directors, managers, employees, agents or representatives.
(b)Eco shall indemnify, defend and hold GPTG (and its respective officers, directors, managers, members, shareholders, agents and representatives) harmless from claims, demands and causes of action asserted against GPTG by any person (including, without limitation, employees of GPTG) for personal injury or death, or for loss of or damage to property resulting from the willful misconduct or gross negligent acts or omissions of Eco or any of its officers, directors, managers, employees, agents or representatives.
(c)Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct of GPTG and Eco, the parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.
26.Nature of Relationship: Each party hereto is an independent contractor providing or purchasing services or products from the other. No employment relationship, agency, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Except as may be specifically set forth in this Agreement, each party shall be solely and exclusively responsible for its own expenses and costs of performance.
27.Notices: All notices under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 27; (b) by United States certified or registered first class mail when delivered at the address specified in this Section 27, on the date appearing on the return receipt therefor; or (c) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 27:
GPTG:
ATTENTION:    Green Plains Trade Group LLC
ADDRESS:    1811 Aksarben Dr., Omaha NE 68106
PHONE:    (402)884-8700
EMAIL:    michelle.mapes@gpreinc.com

Eco:            Eco-Energy, LLC
ATTENTION:        Chief Executive Officer
ADDRESS:        6100 Tower Circle, Suite 500, Franklin, TN 37067
PHONE:        (615) 786-0407
EMAIL:        craigw@eco-energy.com

28.Compliance with Governmental Controls; No Breach: (a)    To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any government authority applicable to the performance of this Agreement, including, without limitation, safety, health, social security, pension and benefits, wage hour laws, Environmental Laws, and laws regarding unemployment compensation, non-discrimination on the basis of race, religion, color, sex or national origin and affirmative action (collectively, the “Regulations”). (b)    The parties enter this Agreement in reliance upon the Regulations in effect on the date of the Agreement with respect to or directly or indirectly affecting the ethanol to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect the parties and their customers. In the event that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (i) is or will not be covered by any other provisions of the Agreement, or (ii) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by either party at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate prior to the time of delivery of ethanol or any part thereof. Such notice shall contain proposed new prices and terms requested. If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given, either party shall have the right to terminate the Agreement at the end of said ten (10) day period.
29.Force Majeure: If any term or condition of this Agreement to be performed or observed by Eco or GPTG (other than a payment or indemnification obligation) is rendered impossible of performance or observance due to any force majeure event or any other act, omission, matter, circumstance, event or occurrence beyond the commercially reasonable control of Eco or GPTG, as the case may be (each, an “Force Majeure Event”), the affected party shall, for so long as such Force Majeure Event exists, be excused from such performance or observance, provided the affected party (i) promptly notifies the other party of the occurrence of the Force Majeure Event, (ii) takes all such steps as are reasonably necessary or appropriate to terminate, remedy or otherwise discontinue the effects of the Force Majeure Event, and (iii) recommences performance after the termination or discontinuance of the Force Majeure Event; provided, however, that if after thirty (30) days from the occurrence of the Force Majeure Event the affected party is still unable to perform its obligations under this Agreement, the other party may, in such party’s sole discretion, terminate this Agreement effective upon the giving of written notice to the affected party. The term “Force Majeure Event” includes an actual or threatened act or acts of war or terrorism, earthquake, acts of God including persistent weather conditions that materially affect the Plant’s ability to procure feedstock, receive shipments, ship ethanol, civil disturbance, hostilities, disorders, riots, sabotage, strikes, lockouts and labor disputes; provided, however, that nothing in this Section 29 is intended or shall be interpreted to require the resolution of labor disputes by acceding to the demands of labor when such course is inadvisable in the discretion of the party subject to such dispute. The term “Force Majeure Event” does not include (A) events affecting the performance of third-party suppliers of goods or services except to the extent caused by an event that otherwise is a Force Majeure Event; (B) changes to market conditions that affect the price of ethanol or other outputs of the Plant or corn or other feedstocks of the Plant that are not caused directly by a Force Majeure Event; (C) any obligation of either party to make payments hereunder; or (D) any event caused solely or primarily by the acts or omissions of the party claiming a Force Majeure Event.
30.Arbitration: Any dispute that arises pursuant to the Agreements shall be subject to this Section 30 as follows:
(a)In the event any dispute arises from any of the Agreements, and the parties are unable to resolve such controversy, dispute or disagreement within sixty (60) days after notice thereof is first delivered, the parties agree to submit such to arbitration in accordance with the rules of the American Arbitration Association (“AAA”). However, the parties also agree that they are not required to use the services of the AAA and may mutually agree to appoint an arbitrator to hear any dispute.
(b)Any arbitrator selected by mutual agreement of the parties shall be experienced in the matter or action that is the subject of the arbitration. The arbitrator so chosen shall be impartial and independent of both parties. If the parties cannot agree to the mutual selection of an arbitrator within twenty (20) days after the end of such thirty-day period, then any party may in writing request AAA to select an appropriate arbitrator, and such arbitrator shall hear all arbitration matters arising under this section.
(c)Any arbitration shall take place in the county of New Castle County, Delaware. The decision of the arbitrator is binding and no suit at law or equity shall be instituted by any party to this agreement except to enforce the decision of the arbitrator. Any award rendered by the arbitrator shall be final and judgment may be entered on it in any court having jurisdiction.
31.General:

(a)This Agreement is the entire understanding of the parties concerning the subject matter hereof and supersedes any and all prior agreements. Additionally, if this Agreement expires and/or is terminated for any reason and there are existing Purchase Contracts that have yet to be completed at the time of such expiration and/or termination these Purchase Contracts remain legally enforceable between the parties. Any amendment to this Agreement shall only be effective and binding if in writing and executed by the parties hereto. No waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.
(b)GPTG acknowledges that Eco is required to make numerous financial commitments in order to fulfill its obligations under this Agreement. As such, notwithstanding anything contained herein to the contrary, if GPTG divests substantially all its ethanol production assets, or terminates the Agreement under Section 21(iv), during the Term, it will remit a one-time early termination payment per the following:
(i)Termination during calendar year 2025—$[*];
(ii) Termination during calendar year 2026—$[*];
(iii)Termination during calendar year 2027—$[*];
(iv)Termination during calendar year 2028—$[*];
(v)Termination during calendar year 2029—$[*];
(vi)Termination during calendar year 2030 and after; $[*]

(c)If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(d)This Agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.
(e)This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(f)All issues, questions and disputes concerning the validity, interpretation, enforcement, performance or termination of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any other choice of law or conflict of laws rules or provisions. The state and county courts located in New Castle County, Delaware, or the Federal District Court of Delaware shall be the exclusive forum for the adjudication of any disputes arising under the term of this Agreement and each of the parties irrevocably consents to the personal jurisdiction and subject matter jurisdiction of such courts.
(g)This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature.
(h)Time is of the essence in the performance by each of Eco and GPTG of their obligations pursuant to this Agreement.
(i)Except as otherwise stated herein, each of Eco and GPTG shall have all rights and remedies available in law, equity or otherwise in the event of the breach of failure to perform by the other of any term or condition of this Agreement.
(j)The recitals to this Agreement are an integral part hereof and are incorporated herein by reference.
32.Assignability: Neither party may assign this agreement without the written consent of the other party; provided however, that GPTG may assign this agreement without consent to any affiliate, including the ability for each of its ethanol plant affiliates to be a party to this agreement as part of such assignment.
[Reminder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Ethanol Marketing Agreement as of the Execution Date.

ECO ENERGY, LLC

By: /s/ Craig Willis
Name: Craig Willis
Its: Chief Executive Officer

GREEN PLAINS TRADE GROUP LLC

By:/s/ Imre Havasi
Name: Imre Havasi
Its: Senior Vice President - Head of Trading and Commercial Operations

Ethanol Marketing Agreement
Signature Page

EXHIBIT A
(List of Plants w/ addresses, nameplate production, and storage capacity)

EXHIBIT B

PURCHASE ORDER

EXHIBIT C

E GRADE DENATURED FUEL ETHANOL SPECIFICATIONS